September 27, 2024

James Cassella

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Dear Jim:

We are pleased to offer you employment with Trevi Therapeutics, Inc. (the “Company” or “Trevi”) under the terms and conditions described in this letter. If you accept this offer, please sign, date, and return one copy of the signed letter by Monday, September 30, 2024.

Position. You will hold the position of Chief Development Officer and will assume the responsibilities of that position (and other duties as assigned or delegated to you by your supervisor). Your supervisor will be the Chief Executive Officer and President of the Company.

Term. Your employment will begin Monday September 30, 2024, “Start Date”, and your employment will be at will. This means that both you and the Company have the right to terminate the employment relationship at any time and for any reason. Like all other employees, your employment is subject in all respects to the Company’s employment policies, which may change from time to time. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will.

Compensation. As a Full-Time Exempt employee, your compensation will be:

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Base Salary: Your base salary will be at the rate of $18,461.54 per bi-weekly pay period (which if annualized equals $480,000), payable in accordance with the regular payroll practices of the Company and subject to all applicable deductions and withholdings. Because of your start date, you will not be eligible for an annual review for this cycle in Q1 2025.

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Annual Incentive Bonus: Following the end of each fiscal year and subject to the approval by the Company’s Board of Directors in its sole discretion, you will be eligible to earn an annual incentive bonus, based on your performance and the Company’s performance, as determined by the Company in its sole discretion, during the applicable fiscal year. Your target annual incentive bonus opportunity shall be up to 40% of your annualized base salary. To be eligible for the bonus, you must be employed and in good standing on the date of payment, as such bonus also serves as an incentive to remain employed by the Company. Your annual incentive bonus for 2024 will be pro-rated based on your start date and in accordance with the Company’s policy.

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Trevi Equity Grants: Upon your Start Date, you will be granted a stock option (the “Option”) to purchase 400,000 shares of the Company’s common stock under the Company’s 2019 Equity Incentive Plan (“Plan”). The exercise price of the Option will be equal to the fair market value of the Common Stock as determined by the Board of Directors of the Company on the date of the grant of the Option (the “Grant Date”).

Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. The Option shall be subject to, and governed by, the terms, provisions, and restrictions on transfer of the Plan, your stock option agreement, and any other agreement to which you shall become, or are required to become, a party pursuant to the terms of the Plan.

You may be awarded additional equity grants from time to time in accordance with normal business practice and at the sole discretion of the Board of Directors. The terms of any future equity grant(s) will be consistent with any plan under which they are granted and the terms of the applicable agreement under which the award(s) are granted.

Severance. You are eligible for severance benefits pursuant to the terms and conditions of the Company’s Executive Separation Benefits and Retention Plan, as may be amended from time to time.

Schedule. You will be eligible to work a hybrid schedule consisting of a minimum of 3 days in the New Haven, CT office with an opportunity to work 2 days per week from home. The Company may modify your work schedule at the sole discretion of the Company. Further, you agree to travel as may be required for the performance of your duties and responsibilities.

Benefits. You may participate in all benefits and conditions of employment available generally to employees of the same level and responsibility under the benefit policies and programs offered by the Company, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs, e.g.: group health, dental, vision, short and long-term disability coverage, and life insurance, etc. The Company also offers a 401(k) Plan. Employees are eligible to receive a fixed match equal to 50% of their Eligible Contributions up to the first 6% of their annual income based on their actual salary deferrals, subject to IRS limits. The benefit plans and programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice at the sole discretion of the Company. Please contact the Human Resources Department for a description of these benefits.

Vacation. You will accrue vacation days at a rate of 6.153 hours per pay period, with a maximum accrual of up to 20 days per year.

Sick Time and Holiday Pay. You will accrue up to five (5) days of Sick Time per year at a rate of 1.54 hours per pay period (your accrual for 2024 will be prorated based on your Start Date). You will also be eligible for all Company designated Holidays.

Contingencies.

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This offer is contingent on your successful completion of a background check/investigation prior to your agreed upon starting date. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

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You agree that, during the term of your employment with Trevi, you will neither engage in any other employment, occupation, consulting or other business activity directly related to the business in which Trevi is now involved (or becomes involved during the term of your employment), nor engage in any other activities that conflict with your obligations to Trevi.

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You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interest and to the performance of your duties and responsibilities as an employee of the Company and shall not engage in any other employment, consulting or other business activity without prior written consent by the CEO.

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You will be subject to, and required to comply with, all Company policies and procedures and all applicable laws and regulations during your employment with the Company.

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You will be required to execute and deliver at or prior to the Start Date for the benefit of the Company the Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement which is an express condition of your employment with the Company.

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Your offer of employment is contingent upon your disclosure to Trevi of any and all agreements relating to your prior employment that may affect your eligibility to be employed by Trevi or limit the manner in which you may be employed. You hereby represent and warrant to the Company that the execution, delivery and performance of this offer letter by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound.

Cooperation. During your employment with the Company and thereafter, you shall cooperate with the Company and be reasonably available to the Company with respect to continuing and /or future matters relating to your employment period with the Company and/or its affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, your appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession). Following your employment with the Company, the Company shall reimburse you for all reasonable out-of-pocket travel expenses incurred by you in rendering such services that are approved by the Company.

I have enclosed several documents for your review prior to your first day. They are:

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A copy of the Invention & Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement.
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INS Work Authorization Form: You are required to present documentation verifying your right to work in the United States on your first day.

Entire Agreement. This letter sets forth the entire agreement between you and the Company and supersedes all written and oral agreements relating to the subject matter of this offer letter or your employment with the Company. The provisions of this letter may be amended or waived only by a written instrument executed by both you and the Company, and no course of conduct or course of dealing or failure or delay by you or the Company in enforcing or exercising any of the provisions of this letter shall affect the validity, binding effect or enforceability of the letter or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this letter at the same or any prior subsequent time.

Jim, we look forward to having you join the Trevi Leadership Team.

Sincerely,

/s/ Jennifer Good

President & CEO

I accept employment with Trevi under the terms and conditions set forth in this letter.

/s/ James Cassella Date: September 27, 2024